Exhibit 10.11


                            AMENDMENT AND RESTATEMENT
                                       OF
                              EMPLOYMENT AGREEMENT

         THIS AMENDMENT AND RESTATEMENT is made and entered into as of September 27, 2000 in order to amend and restate in its entirety the following Employment Agreement between the parties named below. The amendments made by this Amendment and Restatement shall be effective as of August 23, 1999 (being the date of the Compensation and Organization Committee meeting that approved these amendments) but the other provisions of the Agreement shall be dated as of the original date of the Agreement or as of the date of any prior amendments, as the case may be. This Amendment and Restatement is intended to embody all previously agreed amendments and to supercede all prior versions of the Agreement.

         THIS AGREEMENT, made and entered into as of the 16th day of May, 1997, provided the employment hereunder shall commence July 1, 1997, by and among Radica Enterprises Ltd., a Nevada corporation, having an office at 5301 Longley Lane, Suite 157, Reno, Nevada 89511, Radica Games Limited, a Bermuda company, having an office at Suite R, 6/F, 2-12 Au Pui Wan Street, Fo Tan, Hong Kong, and Patrick Feely, who resides at 751 Linda Vista Avenue, Pasadena, California 91103.

         WHEREAS, Radica is engaged through its subsidiaries in designing and manufacturing electronic and mechanical gifts and games for worldwide sale, and OEM manufacturing for others;

         WHEREAS, Radica USA is engaged in marketing and distributing products manufactured by Radica;

         WHEREAS, Employee has substantial executive management experience including marketing experience in the United States;

         WHEREAS, Radica USA and Radica desire to secure the services of Employee, and Employee is willing to provide such services, each upon the terms and subject to the conditions set forth in this Agreement.

         NOW, THEREFORE, in consideration of the premises, the parties agree as follows:

1. DEFINITIONS. For the purposes of this Agreement, the parties hereby adopt the following definitions:

     a)   "Cause" means:

          i) breach by Employee of a fiduciary obligation to any member of Radica Group;


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          ii)  commission by Employee of any act or omission to perform any act
               (excluding the omission to perform any act attributable to Employee's Total Disability) which results in serious adverse consequences to any member of Radica Group;

          iii) breach of any of Employee's agreements set forth in this Agreement including, but not limited to, continual failure to perform substantially his duties with Radica Group, excessive absenteeism and dishonesty;

          iv) any attempt by Employee to assign or delegate this Agreement or any of the rights, duties, responsibilities, privileges or obligations hereunder without the prior written consent of Radica or Radica USA (except in respect of any delegation by Employee of his employment duties hereunder to other employees of Radica Group in accordance with its usual business practice);

          v) Employee's arrest or indictment for, or written confession of, a felony or any crime involving moral turpitude under the laws of the United States or any state or of Hong Kong;

          vi)  death of Employee;

          vii) declaration by a court that Employee is insane or incompetent to manage his business affairs; or

          viii)the filing of any petition or other proceeding seeking to find Employee bankrupt or insolvent.

     b) A "Change in Control" shall be deemed to have occurred if, at any time after the commencement of employment hereunder: (i) any person or group of persons (as defined in Section 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "1934 Act")) together with its affiliates, excluding employee benefit plans of Radica, is or becomes, directly or indirectly, the "beneficial owner" (as defined in rule 13d-3 promulgated under the 1934 Act) of securities of Radica representing 50% or more of the combined voting power of Radica's then outstanding securities; or (ii) as a result of a proxy contest, merger, consolidation, sale of assets, tender offer or exchange offer or as a result of any combination of the foregoing, Directors who were members of the Board of Directors of Radica two years prior to such time and new Directors whose election or nomination for election by Radica's shareholders was approved by a vote of at least two-thirds of the Directors still in office who were Directors two years prior to such time, cease to constitute at least two-thirds of the members of the Board of Directors of Radica; or (iii) the shareholders of Radica approve a merger or consolidation of


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          Radica with any other corporation or entity regardless of which entity is the survivor, other than a merger or consolidation which would result in the voting securities of Radica outstanding immediately prior thereto continuing to represent (either by remaining outstanding or being converted into voting securities of the surviving entity) at least 50% of the combined voting power of the voting securities of Radica or such surviving entity outstanding immediately after such merger or consolidation; or (iv) the shareholders of Radica approve a plan of complete liquidation or winding-up of Radica or an agreement for the sale or disposition by Radica of all or substantially all of Radica's assets.

     c)   "Dollars" and "US$" means United States dollars.

     d)   "Employee" means Patrick Feely.

     e) "Good Reason" shall mean the occurrence after a Change in Control of any of the following events without the Employee's express written consent: (i) the assignment to the Employee of duties inconsistent with his position and status as an executive of the Radica Group, or a substantial alteration in the nature, status or prestige of the Employee's responsibilities with the Radica Group from those in effect immediately prior to such Change in Control; or (ii) a reduction in the Employee's base salary or bonus at the rate most recently approved by the Board prior to the occurrence of such Change in Control; or
          (iii) any other material adverse change in the terms or conditions, including location and travel, of the Employee's employment hereunder following the occurrence of such Change in Control.

     f) "1994 Plan" means the 1994 stock option plan adopted by Radica, as amended from time to time.

     g)   "Radica" means Radica Games Limited, a Bermuda company.

     h) "Radica Group" means Radica, Radica USA and any other corporation or other entity which at the relevant time is more than fifty percent (50%) owned, directly or indirectly, by Radica.

     i)   "Radica USA" means Radica Enterprises Ltd., a Nevada corporation.

     j) "Termination" means, according to the context, the termination of this Agreement or the cessation of rendering employment services by Employee.

     k) "Total Disability" means Employee shall become disabled to an extent which renders him unable to perform the essential functions of his job, with or without


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          reasonable accommodation, for a cumulative period of twelve (12) weeks in any twelve (12) month period.


2.   EMPLOYMENT.

     a) Commencing July 1, 1997, Radica hereby employs Employee and Employee hereby accepts employment by Radica to serve as the President and Chief Operating Officer of Radica. Employee shall also be employed as the President, or in another senior executive position, of Radica USA. During his period of employment, employee also agrees to serve as a member of the board of directors of Radica, Radica USA and of such other members of Radica Group as may be determined by the Board of Directors of Radica ("Board"). Employee shall perform services of an executive nature consistent with his offices with Radica and Radica USA and as a director of Radica as may from time to time be assigned or delegated to him by the Board. It is envisioned that these duties will include inter alia management of the business of Radica USA.

     b) Employee will devote his full business time and attention to his duties under this Agreement.

     c) Employee shall perform his duties under this Agreement principally in or around Los Angeles. It is contemplated Employee will frequently travel to carry out his duties under this Agreement, including travel to the offices of Radica USA in Nevada and Texas. Air travel and other travel arrangements will comply with current Radica Group policies respecting class of travel, etc.

     d) Radica Group will provide to Employee, his spouse and children medical benefits which are provided to other officers of Radica Group.

     e) Employee shall have four (4) weeks paid vacation during each year of this Agreement taken at such times as mutually convenient to Employee and Radica Group.

3.   TERM OF EMPLOYMENT.

     a) This Agreement and Employee's employment hereunder shall commence as of July 1, 1997 and continue until the second anniversary of such date, and shall be renewed annually at each July 1 anniversary date (commencing July 1, 1998) for an additional one year period so that the term hereof at each renewal date shall be a two year period, unless a party to this Agreement gives notice at least ninety (90) days prior to such renewal date that this Agreement shall not be renewed, in which case this Agreement shall terminate at the end of the ensuing year.



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     b)   Notwithstanding Paragraph (a) above, this Agreement may be sooner terminated by Radica or Radica USA for Cause, by Employee without consent of Radica or Radica USA, by Radica or Radica USA without Cause, or by Radica or Radica USA in the event of the Total Disability of Employee. This Agreement may also be sooner terminated by Employee following any Change in Control and if following such Change in Control Employee has Good Reason for such Termination; such Termination by Employee is herein called a "Termination/Change in Control".

     c) On termination of this Agreement pursuant to Paragraph (a) above, or by Radica or Radica USA for Cause, or by Employee without consent of Radica or Radica USA, all benefits and compensation shall cease as of the date of such Termination. On termination of this Agreement by Radica or Radica USA without Cause or by Employee for Good Reason in the event of a Termination/Change in Control or in event of Total Disability of Employee, all benefits and compensation shall continue at the rate most recently approved by the Board for twelve (12) months after such a Termination.

4. BUSINESS EXPENSE REIMBURSEMENT. Employee will be entitled to reimbursement by Radica Group for the reasonable business expenses paid by him on behalf of Radica Group in the course of his employment hereunder on presentation to Radica Group of appropriate vouchers (accompanied by receipts or paid bills) setting forth information sufficient to establish:

          i)   the amount, date, and place of each such expense;

          ii) the business reason for each such expense and the nature of the business benefit derived or expected to be derived as a result thereof; and

          iii) the names, occupations, addresses, and other information sufficient to establish the business relationship to Radica Group of any person who was entertained by Employee.

5. COMPENSATION. Radica USA agrees to pay Employee, and Employee agrees to accept from Radica USA, during the first year after July 1, 1997, for the services to be rendered by him hereunder a minimum salary at the rate of US$185,000 per annum payable in arrears in monthly installments. Employee shall receive annual salary reviews by the Board provided that such salary shall not be reduced below US$185,000 per year. Employee shall also be entitled to a signing bonus of U.S.$15,000.



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     If Radica Group institutes a retirement, bonus or other benefit plan which applies generally to U.S. executive officers of Radica Group, Employee shall be entitled to participate therein, but not to the extent such benefits would be duplicative of the benefits herein.

6.   STOCK OPTIONS.

     a) (i) As of the date of this Agreement, Radica hereby grants to Employee an option to purchase three hundred thousand (300,000) shares of the common stock of Radica at $3.625 per share (representing the current market price as of a recent date), subject to the terms and conditions of this Section 6 and the 1994 Plan (the "Initial Stock Option").

          (ii) Additionally, with reasonable promptness after the end of each of Radica's 1998, 1999 and 2000 fiscal years (i.e., fiscal years ending October 31 in such years), Radica shall grant to Employee an option (up to three such options in total) to purchase sixty thousand (60,000) shares (up to 180,000 shares in the aggregate) of the common stock of Radica at the then applicable market price, subject to the terms and conditions of this Section 6 and the 1994 Plan; provided, however, that each such grant shall be subject to the condition that Radica achieves consolidated income from continuing operations before income taxes of at least U.S.$9.0 million in fiscal year 1998, U.S.$11.0 million in fiscal year 1999, and U.S.$14.0 million in fiscal year 2000, respectively. The determination of the amount of consolidated income from continuing operations before income taxes shall be based on Radica's consolidated statement of operations included in its annual report on Form 20-F for such year as filed with the Securities and Exchange Commission. For comparability purposes, it is noted that the amount of consolidated income from continuing operations before income taxes for the fiscal year ended October 31, 1996 was $3.086 million. If such requirement is not met in such fiscal year (or if Employee's employment hereunder has previously Terminated), the stock option associated with such fiscal year will not be granted. Such stock options are herein called the "Subsequent Stock Options". The Initial Stock Option and the Subsequent Stock Options are herein collectively called the "Stock Options". It is expected that the Subsequent Stock Options will be granted approximately in December of each applicable year after the end of the related fiscal year.

          (iii) The Stock Options shall vest and become exercisable 20% per year following the date of grant, commencing at the first anniversary of the date of grant.

     b) The number of shares subject to the Stock Options will be adjusted for stock splits and reverse splits; provided that such number of shares shall not be adjusted if Radica should otherwise change or modify its capitalization, including but not


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          limited to the issuance by Radica of new securities (including options or convertible securities), ESOP's or other employee stock plans. It is the intent of the parties that the stock subject to the Stock Options shall be subject to dilution, except for stock splits and reverse splits.

     c) Any other provision hereof to the contrary notwithstanding, (i) as of the date of Termination in the event of Termination pursuant to
          Section 3(a) or Termination by Radica or Radica USA for Cause or by Employee without consent of Radica or Radica USA, or (ii) twelve (12) months after the date of Termination in the event of Termination by Radica or Radica USA without Cause or by Employee for Good Reason in the event of a Termination/Change in Control or the Total Disability of Employee (each of such applicable dates being called a "Determination Date"), Employee shall forfeit the Stock Options (measured by percentages of the stock subject to the Stock Options) and they shall expire as follows:

          (A) if the Determination Date is within the first year after the date the Stock Option is granted (the "Grant Date") then Employee shall forfeit 100% of the stock subject to the Stock Option;

          (B) if the Determination Date is after the end of said first year and within the second year after the Grant Date, then Employee shall forfeit 80% of the stock subject to the Stock Option;

          (C) if the Determination Date is after the end of said second year and within the third year after the Grant Date, then Employee shall forfeit 60% of the stock subject to the Stock Option;

          (D) if the Determination Date is after the end of said third year and within the fourth year after the Grant Date, then Employee shall forfeit 40% of the stock subject to the Stock Option; or

          (E) if the Determination Date is after the end of said fourth year and within the fifth year after the Grant Date, then Employee shall forfeit 20% of the stock subject to the Stock Option.

     d) In any event each Stock Option shall expire to the extent not previously exercised on the tenth anniversary of the Grant Date. Otherwise, Employee may at any time within ninety (90) days following the Determination Date, exercise his right to purchase stock subject to the Stock Options, but subject to the foregoing provisions respecting vesting and forfeitures.



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     e)   Employee shall have no right to sell, alienate, mortgage, pledge, gift or otherwise transfer the Stock Options or any rights thereto, except by will or by the laws of descent and distribution, and except pursuant to applicable state and federal securities laws and except as specifically contemplated herein.

7.   NON-COMPETE; CONFIDENTIALITY.

     a) During the term of employment of Employee, and for a period of one year ("Prohibition Period") after any Termination (other than in the event of a Termination/Change in Control) of such relationship or employment for any other reason (either by Employee or Radica or Radica USA), with or without cause, voluntarily or involuntarily, Employee agrees that he will not engage in, be employed by or become affiliated with, in the United States of America or anywhere else in the world, directly or indirectly, any person or entity which offers, develops, performs or is engaged in services, products or systems which are competitive with the business of Radica Group or any other products, services or systems hereafter developed, produced or offered by Radica Group ("Companies' Business"). During the Prohibition Period, Employee shall not, directly or indirectly, become an owner or member, to the extent of an ownership interest of five percent (5%) or more, of a joint venture, partnership, corporation or other entity, or a consultant, employee, agent, officer or director of a corporation, joint venture, partnership or other entity, which is competitive with, directly or indirectly, the Companies' Business.

     b)   [RESERVED.]

     c) Employee understands and agrees that he has been exposed to (or had access to), and may be further exposed to (or have access to), confidential information, knowhow, knowledge, data, techniques, computer software and hardware, and trade secrets of Radica Group or related to the Companies' Business, including, without limitation, customer or supplier requirements, notes, drawings, writings, designs, plans, specifications, records, charts, methods, procedures, systems, price lists, financial data, records, and customer or supplier lists (collectively "Confidential Information"). Accordingly, except as permitted or required in the performance of his duties for Radica Group, Employee agrees not to disclose, divulge, make public, utilize, communicate or use, whether for his own benefit or for the benefit of others, either directly or indirectly, any Confidential Information relating to the Companies's Business unless specifically authorized in writing by Radica or Radica USA to do so.

     d) Employee shall promptly communicate and disclose to Radica Group all information, inventions, improvements, discoveries, knowhow, methods, techniques, processes, observations and data ("Proprietary Information") obtained,


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          developed, invented or otherwise discovered by him in the course of this employment. All written materials, records, computer programs or data and documents made by Employee or coming into his possession during the employment period concerning any Proprietary Information used or developed by Radica Group, or by Employee, shall be the sole exclusive property of Radica Group. Employee shall have no right, title or interest therein notwithstanding that he may have purchased the medium on which such Proprietary Information is recorded.

     e) Upon Termination, Employee shall not take with him any of the Confidential Information or Proprietary Information. Upon Termination, or at any time upon the request of Radica or Radica USA, Employee shall promptly deliver all Confidential Information and Proprietary information, and all copies thereof, to Radica Group with no cost or charge to Radica Group. Upon request by Radica or Radica USA, Employee shall promptly execute and deliver any documents necessary or convenient to evidence ownership of the Confidential Information and Proprietary Information by Radica Group, or the transfer and assignment of the Confidential Information and Proprietary Information to Radica Group without cost or charge. The provisions of this Section 7 shall survive any Termination of this Agreement.

8. BENEFIT AND BINDING EFFECT. This Agreement shall inure to the benefit of and be binding upon Radica and Radica USA, their successors and assigns, including but not limited to any corporation, person or other entity which may acquire all or substantially all of the assets and business of Radica or Radica USA or any corporation with or into which they may be consolidated or merged. Radica and Radica USA may assign their rights and obligations to another present or future member of Radica Group. The rights and obligations of Employee hereunder may not be delegated or assigned.

9. COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument.

10. GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF NEVADA WITHOUT REFERENCE TO THE CHOICE OF LAW PRINCIPLES THEREOF.

11. ENTIRE AGREEMENT. This Agreement sets forth and is an integration of all of the promises, agreements, conditions and understandings among the parties hereto with respect to all matters contained or referred to herein, and all prior promises,


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     agreements, conditions, understandings, warranties or representations, oral, written, express or implied, are hereby superseded and merged herein.

12. VALIDITY OF PROVISIONS. Should any provision(s) of this Agreement be void or unenforceable in whole or in part, the remainder of this Agreement shall not in any way be affected thereby, and such provision(s) shall be modified or amended so as to provide for the accomplishment of the provision(s) and intentions of this Agreement to the maximum extent possible.

13. MODIFICATIONS OR DISCHARGE. This Agreement shall not be deemed waived, changed, modified, discharged or terminated in whole or in part, except as expressly provided for herein or by written instrument signed by all parties hereto.

14. NOTICES. Any notice which either party may wish to give to the other parties hereunder shall be deemed to have been given when actually received by the party to whom it is addressed. Notices by Employee to either Radica or Radica USA shall be sent to both of them. Notices hereunder may be sent by courier, mail, telefax, telegram or telex, to the following addresses, or to such other addresses as the parties may from time to time furnish to each other by like notice:

               To:  Radica Enterprises Ltd.
                    9805 Double R Boulevard, Suite 300
                    Reno, Nevada 89511-5917
                    U.S.A.
                    Attention:  Jon N. Bengtson
                    Telephone:  (775) 850-4010
                    Telefax:    (775) 829-8093

               To:  Radica Games Limited
                    Suite R, 6/F
                    2-12 Au Pui Wan Street
                    Fo Tan
                    Hong Kong
                    Attention: David C.W. Howell
                    Telephone: (852) 2693 2238
                    Telefax:   (852) 2695 9657

               To:  Employee:

                    Mr. Patrick Feely
                    751 Linda Vista Avenue
                    Pasadena, California 91103
                    Telephone:  (626) 792-7849


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15.  NUMBER; GENDER. In this Agreement, the masculine shall include the feminine and neuter and vice versa, and the singular shall include the plural and vice versa, as the context may reasonably require or permit.


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         IN WITNESS WHEREOF, the parties have executed this Amendment and
Restatement as of the day and year first above written.

                                            RADICA ENTERPRISES LTD.


                                            By:  /s/  Jon N. Bengtson
                                               ---------------------------------


                                            RADICA GAMES LIMITED


                                            By:  /s/  Jon N. Bengtson
                                               ---------------------------------


                                            PATRICK FEELY


                                                 /s/  Patrick Feely
                                            ------------------------------------



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